EXHIBIT 6.1

                            KLICKITAT VALLEY BANK
                         CONSOLIDATED BALANCE SHEETS
                                 (UNAUDITED)

                                                                       March 31,    December 31,
                                                                         1996          1995
                                                                      -----------   -----------
ASSETS
     Cash and due from banks                                          $ 2,164,303   $ 3,493,105
     Federal funds sold                                                   900.000     1,000,000
                                                                      -----------   -----------
         Total cash and cash equivalents                                3,064,303     4,493,105

     Investment securities                                             36,278,954    36,498,182
     Federal Home Loan Bank Stock                                         248,000       248,000
                                                                      -----------   -----------
         Total investment securities                                   36,526,954    36,746,182

     Loans                                                             33,989,937    32,899,135
     Less allowance for loan losses                                       347,632       347,632
                                                                      -----------   -----------
         Loans - net                                                   33,642,305    32,551,503

     Bank premises and equipment, net                                     704,537       717,916
     Accrued interest receivable                                          906,555       782,881
     Other assets                                                          42,889        56,262
                                                                      -----------   -----------
                                                                        1,653,981     1,557,059

                                                                      $74,887,543   $75,347,849
                                                                      ===========   ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
     Deposits:
         Noninterest bearing demand deposits                          $ 8,228,195   $ 9,401,965
         Interest bearing demand accounts                              26,532,008    27,454,841
         Savings accounts                                               6,984,589     6,984,069
         Time certificates and IRA accounts                            24,794,817    23,541,048
                                                                      -----------   -----------
             Total deposits                                            66,539,609    67,381,923

     Treasury tax and loan note payable                                   406,810        97,381
     Accrued interest payable                                             217,545       203,877
     Accrued profit sharing payable                                        28,890       107,728
     Accrued federal income tax payable                                    60,424        55,096
     Other liabilities                                                     44,118        55,863
                                                                      -----------   -----------
                                                                          757,787       519,945

             Total liabilities                                         67,297,396    67,901,868

Shareholders' equity:
     Common stock, no par value; 500,000 shares authorized, 109,546
     issued and outstanding  (109,546 at December 31, 1995)             1,095,460     1,095,460
     Surplus                                                            2,204,540     2,204,540
     Retained earnings                                                  4,290,147     4,145,981
                                                                      -----------   -----------
             Total shareholders' equity                                 7,590,147     7,445,981
                                                                      -----------   -----------
                                                                      $74,887,543   $75,347,849
                                                                      ===========   ===========

                            KLICKITAT VALLEY BANK
                      CONSOLIDATED STATEMENTS OF INCOME
                                 (UNAUDITED)

                                                       The Quarter Ended
                                                            March 31,
                                                     -----------------------
                                                        1996         1995
INTEREST INCOME
     Interest and fees on loans                      $  870,338   $  750,913
     Interest on investments:
         Taxable investment securities                  374,900      365,425
         Nontaxable investment securities               120,766      104,637
     Interest on federal funds sold                      14,984       17,848
     Other interest and dividend income                   8,166        3,559
                                                     ----------   ----------
                                                      1,389,154    1,242,382

INTEREST EXPENSE
     Interest bearing deposit and savings accounts      360,611      336,306
     Interest on time deposit accounts                  297,925      218,883
     Other borrowed funds                                 3,162        3,651
                                                     ----------   ----------
         Total interest expense                         661,698      558,840
                                                     ----------   ----------

NET INTEREST INCOME                                     727,456      683,542

OTHER NONINTEREST INCOME
     Service charges and fees                            44,985       41,969
     Other noninterest income                            26,538       19,105
                                                     ----------   ----------
         Total other noninterest income                  71,523       61,074

OTHER NONINTEREST EXPENSE
     Salaries and employee benefits                     265,440      256,641
     Occupancy expense                                   19,849       16,611
     Office Supplies                                     13,494       10,878
     FDIC assessment                                        500       35,563
     Data processing expense                              6,084        6,838
     Other noninterest expenses                         233,356      146,240
                                                     ----------   ----------
         Total noninterest expense                      538,723      472,771
                                                     ----------   ----------

INCOME BEFORE INCOME TAXES                              260,256      271,845

PROVISION FOR INCOME TAXES                               55,840       60,860
                                                     ----------   ----------

                                                     $  204,416   $  210,985
                                                     ==========   ==========

Earnings per share of common stock                   $     1.87   $     1.93
                                                     ==========   ==========

                            KLICKITAT VALLEY BANK
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (UNAUDITED)

                                                                                  The Three Months Ended
                                                                                         March 31,
                                                                                --------------------------
                                                                                    1996           1995
                                                                                -----------    -----------
Net Income                                                                      $   204,416    $   210,985
Adjustments to reconcile net income to net cash provided
     by operating activities
     Depreciation                                                                    26,369         25,039
     Amortization of premiums and discounts on
         investment securities                                                        9,906          6,702
     Gain on sale of investments                                                     (6,798)          (175)
Increase (decrease) in cash due to changes in certain assets and liabilities:
     Accrued interest receivable                                                   (123,674)       (23,769)
     Other assets                                                                    13,373       (132,223)
     Federal income tax payable                                                       5,328         58,350
     Accrued interest payable                                                        13,668         51,269
     Profit Sharing Payable                                                         (78,838)       (72,940)
     Other liabilities                                                              (11,745)        (6,289)
                                                                                -----------    -----------
         Net cash provided by operating activities                                   52,005        116,949

Cash flows from investing activities:
     Net increase in loans                                                       (1,090,802)      (811,502)
     Purchases of investment securities                                          (6,473,238)    (2,031,335)
     Proceeds from maturities and calls of investment
         securities                                                               6,689,230      3,446,987
     Purchases of premises and equipment                                            (12,862)        (2,102)
                                                                                -----------    -----------
         Net cash provided (used) by investing activities                          (887,672)       602,048

Cash flows from financing activities:
     Net increase (decrease) in treasury tax and loan
         note payable                                                               309,429        (39,012)
     Payment of dividends                                                           (60,250)       (54,773)
     Net increase (decrease) in deposits                                           (842,314)     1,960,566
                                                                                -----------    -----------
         Net cash provided (used) by financing activities                          (593,135)     1,866,781

Net increase (decrease) in cash and cash equivalents                             (1,428,802)     2,585,778

Cash and cash equivalents at beginning of period                                  4,493,105      3,404,141
                                                                                -----------    -----------

Cash and cash equivalents at end of period                                      $ 3,064,303    $ 5,989,919
                                                                                ===========    ===========

                            KLICKITAT VALLEY BANK
          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                 (UNAUDITED)

                                                                               TOTAL
                                        COMMON                  RETAINED    STOCKHOLDER
                                        STOCK       SURPLUS     EARNINGS      EQUITY
                                     ----------   ----------   ----------   -----------
BALANCE, December 31, 1994           $1,095,460   $2,204,540   $3,417,141   $6,717,141

Net income                                   --           --    1,002,704    1,002,704

Cash dividends ($2.50 per share)            --           --     (273,864)    (273,864)
                                     ----------   ----------   ----------   ----------
BALANCE, December 31, 1995            1,095,460    2,204,540    4,145,981   $7,445,981

Net income                                   --           --      204,416      204,416

Cash dividends ($.55 per share)              --           --      (60,250)     (60,250)
                                     ----------   ----------    ---------   ----------
BALANCE, March 31, 1996              $1,095,460   $2,204,540   $4,290,147   $7,590,147
                                     ==========   ==========   ==========   ==========

See accompanying notes.

                            KLICKITAT VALLEY BANK
                        NOTES TO FINANCIAL STATEMENTS
                                 (UNAUDITED)

1. Basis of Presentation

   The interim financial statements present the accounts of Klickitat Valley Bank ("KVB"), a Washington state-chartered bank which provides commercial banking services.

   The interim financial statements are unaudited, but include all adjustments, consisting only of normal accruals, which KVB considers necessary for a fair presentation of the results of operations for such interim periods.

   The interim financial statements should be read in conjunction with the consolidated financial statements, including the notes thereto, included in KVB's 1995 Annual Report to Shareholders.

2. Business Combination

   In January 1996, KVB entered into an Agreement and Plan of Merger with Columbia Bancorp ("Bancorp"), a bank holding company. (Bancorp was incorporated on October 3, 1995, and became the holding company of Columbia River Banking Company ("Bank") through merger. The effective date of the merger was January 1, 1996, and the transaction was consummated on January 13, 1996, on which date Bancorp acquired 100% of the common stock of the Bank, and the shareholders of the Bank became shareholders of Bancorp. Substantially all activity of Bancorp is conducted through its subsidiary bank. The Bank is an Oregon state-chartered bank which provides commercial banking services.) The merger, if approved by the shareholders of KVB, will occur no later than October 31, 1996. It is anticipated the business combination will be accomplished through the exchange of 8.5 shares Bancorp common stock for each share of KVB common stock. The transaction is expected to be accounted for as a pooling of interests.

3. Loans and Reserve for Loan Losses

   The composition of the loan portfolio was as follows:


                                                     March 31,           December 31,
                                                       1996                  1995
                                                     ----------          ------------
   Commercial and Agricultural                        8,116,370            7,119,941
   Real estate
     Residential                                     17,777,000           17,550,000
     Commercial                                       4,858,000            5,029,000
   Consumer                                           2,640,232            2,622,976
   Dealer & other                                       598,335              577,218
                                                    -----------          -----------
                                                     33,989,937           32,899,135
     Allowance for loan losses                         (347,632)           (347,632)
                                                    -----------          -----------
                                                    $33,642,305          $32,551,503
                                                    -----------          -----------


     Transactions in the reserve for loan losses were as follows for the three months ended March 31:


                                          1996             1995
                                          ----             ----
     Balance at beginning of period      $347,632        $348,516
     Provision charged to operations          --              --
     Recoveries                               --            1,565
     Loans charged off                        --           (2,449)
                                         --------        --------
     Balance at end of period            $347,632        $347,632
                                         ========        ========

     It is KVB's policy to place loans on nonaccrual status whenever the collection of all or a part of the principal balance is in doubt. Loans placed on nonaccrual status may or may not be contractually past due at the time of such determination, and may or may not be secured by collateral. Loans on nonaccrual status at March 31, 1996 and December 31, 1995 were approximately $31,000 and $51,000, respectively.

     Loans past due 90 days or more on which KVB continued to accrue interest were approximately $75,000 at March 31, 1996, and approximately $31,000 at December 31, 1995. There were no loans on which the interest rate or payment schedule were modified from their original terms to accommodate a borrower's weakened financial position at March 31, 1996 or December 31, 1995.

4.   Earnings Per Common Share

     Primary earnings per common share is calculated by dividing net income by the weighted average shares outstanding. Weighted average shares outstanding consist of common shares outstanding.